Exhibit 99.1

    NEWS

FOR IMMEDIATE RELEASE

KEY ANNOUNCES COMMON SHARE REPURCHASE PROGRAM AND PLANS TO

EVALUATE DIVIDEND INCREASE

No Objection from Federal Reserve to Company’s Capital Plan

CLEVELAND, March 11, 2015 – KeyCorp (NYSE: KEY) announced today that the Federal Reserve did not object to Key’s proposed capital plan submitted during the 2015 Comprehensive Capital Analysis and Review. The capital plan, which occurs over a five-quarter time period, includes:

•	A common share repurchase program of up to $725 million.

•	An increase in the quarterly common share dividend from $0.065 per share up to $0.075 per share. Key’s Board of Directors will consider the potential dividend increase in May.

•	An additional potential increase in the quarterly common share dividend, up to $0.085 per share, which will be considered by the Board of Directors in 2016, for the fifth quarter of the 2015 capital plan.

Share repurchases under the capital plan have been authorized by Key’s Board of Directors and include repurchases to offset issuances of common shares under Key’s employee compensation plans. Key intends to repurchase its common shares through the open market or in privately negotiated transactions over a five quarter time-period, which differs from prior year authorizations that occurred over a four quarter time-period. The Company anticipates repurchasing common shares under the 2015 capital plan through June 30, 2016. The reacquired shares will be held as treasury shares and may be reissued for various corporate purposes.

Beth E. Mooney, Key’s Chairman and Chief Executive Officer, stated “We are pleased that we received no objection to our capital plan from the Federal Reserve. This provides us with the ability to increase our dividends and continue to repurchase common shares, consistent with our capital priorities. After returning 82% of net income to shareholders in 2014, Key remains one of the best capitalized banks in its peer group. We are well positioned to execute on our strategic priorities and grow our businesses, while remaining disciplined in managing capital for our shareholders.”

About Key

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $94 billion.

Key provides deposit, lending, cash management and investment services to individuals, small and medium-sized businesses under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

This release contains forward-looking statements, including statements about Key’s capital actions. Forward-looking statements can be identified by words such as “plan,” “potential,” “expect,” “anticipate,” “intend,” or “estimate.” Forward-looking statements represent management’s current expectations regarding future events. If underlying assumptions prove to be inaccurate or unknown risks arise, actual results could vary materially from these expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the Year ended December 31, 2014, which has been filed with the Securities and Exchange Commission and is available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). These factors may include, among others: deterioration of commercial real estate market fundamentals, defaults by our loan counterparties or clients, adverse changes in credit quality trends, declining asset prices, our concentrated credit exposure in commercial, financial and agricultural loans, and unanticipated changes in our liquidity position.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com